Exhibit 14

 MMI Code of Ethics for Senior Financial Officers and Chief Executive Officer

MMI is committed to the highest standards of ethics and business conduct. This encompasses our relationship with our customers, our suppliers, our shareowners, our competitors, the communities in which we operate, and with each other. All Senior Financial Officers and the Chief Executive Officer will adhere to the following:

  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
  Avoidance of conflicts of interest, including disclosure to appropriate Senior Financial Officers or the Chief Executive Officer of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
  Full, fair, accurate, timely, and understandable disclosure in reports and documents that the company files with, or submits to, the Securities and Exchange Commission (SEC) and in other public communications made by the company;
  Compliance with applicable governmental laws, rules and regulations;
  The prompt internal reporting to appropriate Senior Financial Officers or the Chief Executive Officer identified in the code of violations of the code; and
  Accountability for adherence to the code.